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                                                                    EXHIBIT 99.2

                                              [METAL MANAGEMENT, INC. LOGO]

                                              METAL MANAGEMENT, INC.
                                              500 N. DEARBORN STREET - SUITE 405
                                              CHICAGO, ILLINOIS 60610
                                              www.mtlm.com
                                              OTC BULLETIN BOARD:  MLMG.OB



AT METAL MANAGEMENT:
Robert C. Larry
Chief Financial Officer
(312) 645-0700
rlarry@mtlm.com


FOR IMMEDIATE RELEASE
FEBRUARY 18, 2003

      METAL MANAGEMENT, INC. ANNOUNCES AN EXTENSION OF ITS CREDIT AGREEMENT

CHICAGO, IL - FEBRUARY 18, 2003 - METAL MANAGEMENT, INC. (OTC Bulletin Board:
MLMG.OB), one of the nation's largest full service scrap metal recyclers, announced that effective on February 14, 2003, it has agreed with its bank group to extend the maturity date of its credit agreement to January 1, 2004.

Albert A. Cozzi, Metal Management's Chairman and Chief Executive Officer said, "We appreciate the support of our lenders and their commitment to the Company. We are continuing to explore financing alternatives that will permit the Company to refinance its 12.75% secured notes."

ABOUT METAL MANAGEMENT, INC.

Metal Management is one of the largest full service metals recyclers in the United States, with approximately 40 recycling facilities in 13 states with annual revenues of approximately $750 million.

For more information about Metal Management, Inc., visit the Company's website at www.mtlm.com.

                                  * * * * * * *

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries and the benefits to be derived from our execution of an industry consolidation strategy. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2002, and in other periodic filings filed by the Company with the U.S. Securities and Exchange Commission, some of the factors that could effect our performance include, among other things: the effects of our recent bankruptcy, debt leverage on Metal Management, requirement to refinance existing debt obligations, impact of market conditions on the business, potential inability to control growth or to successfully integrate acquired businesses, cyclicality of the metals recycling industry, commodity price fluctuations, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk, availability of scrap alternatives, debt covenants that restrict our ability to engage in certain transactions, potential dilution from the issuance of common stock underlying employment contracts and historical operating losses. Additionally, there is uncertainty regarding the ability of the Company to establish a national trading market for its common stock and Series A Warrants and the value of those securities should a market develop.